Exhibit 10.15

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered as of the 10th day of May, 2007, by and among LAYTON ENTERPRISES, INC., a Texas corporation (“Seller”), and RAM ENERGY, INC., a Delaware corporation (“Buyer”).

WITNESSETH THAT:

WHEREAS, Seller is the owner of the Interests (as hereinafter defined); and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Interests on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

ARTICLE 1

INTERESTS

1.1   Interests Defined. As used herein and subject to exceptions provided for in Section 1.2 herein, the term “Interests” means the aggregate of all right, title and interest owned by Seller in, to and under the following:

(a)        The oil and gas leases, the oil, gas and mineral leases, and the licenses, permits and orders (the “Leases”) which either are described in Exhibit A or which authorize or relate to the exploration for and production of oil, gas and other minerals from the lands described in Exhibit A (the “Land”);

(b)        All wells, personal property, fixtures, gathering systems, plants, inventory, equipment and improvements located on the Leases or the Land, or used or obtained in connection with the ownership, exploration, development or operation of the Leases or the Land, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substances produced from the Leases or the Land or attributable thereto, including, without limitation, the personal property and equipment described in Exhibit A-2;

(c)        All contracts, agreements, leases, licenses, easements, rights under orders of regulatory authorities having jurisdiction with respect to, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or occupancy of the Leases or the Land or any interest therein, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substance produced therefrom or attributable thereto, including, without limitation, all mineral, royalty, overriding royalty, production payment, net profits and other rights and interests in or to share in the proceeds from the sale of production from the Leases or the Land, and all rights and obligations relating to gas underproduction and overproduction (including the right and obligation to balance in kind or by cash payment);

(d)        All other rights and interests of every nature whatsoever owned by Seller relating to the Leases or the Land or the ownership or operation thereof, including, but not limited to, surface leases, yards and undeveloped leasehold; and

(e)        All of the properties, interests and rights described in (a) through (d) above as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of said properties, interests or rights are subject; any and all renewals and extensions of any of said properties, interests or rights; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described above; and all rights, titles and interests accruing or attributable to the Leases by virtue of being included in any unit.

1.2       Exceptions; Reservations. There is hereby excepted from the Interests and reserved unto Seller, and there will be excepted and reserved unto Seller in the Assignment (hereinafter defined) delivered at Closing: (i) all accounts receivable accruing prior to the Effective Time; (ii) all hydrocarbon production from or attributable to the Interests with respect to all periods prior to the Effective Time, including all proceeds attributable thereto and all hydrocarbons owned by Seller and in storage at the Effective Time; (iii) any refunds or additional revenues accruing to the Interests and any adjustments for expenses paid by Seller to the extent attributable to the period prior to the Effective Time; (iv) all Warehouse Equipment located on any of the yards maintained by Seller other than the personal property and equipment described in Exhibit A-2; (v) all passenger motor vehicles, computers, office furniture, office equipment, office supplies owned by Seller; and (vi) all real property and leasehold interests owned by Seller in Lubbock, Lubbock County, Texas, upon which Seller maintains a corporate office. For purposes of this Agreement, the term “Warehouse Equipment” shall mean all tubing, rods, racks, and other equipment and personal property owned by Seller that is: (i) not described on Exhibit A-2, (ii) not a fixture or working part of any well, gathering system, plant, or improvement as of the Effective Time, and (iii) stored on one of Seller’s yards.

1.3       Property Defined. As used herein (i) subject to the exceptions provided in Section 1.2 herein, the term “Property” shall mean each individual unit, Lease or well scheduled separately on Exhibit A, together with all of the oil and gas leases, real and personal property, fixtures, equipment and other rights and interests related thereto that are owned by Seller, and (ii) the term “Properties” shall mean each and every “Property” collectively, or such subset thereof as may be indicated by the context.

ARTICLE 2

SALE AND PURCHASE OF THE INTERESTS

2.1       Agreement for Sale and Purchase; Effective Time. Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller on the Closing Date (as hereinafter defined) the Interests. The effective time of the sale and purchase of the Interests shall be 7:00 o’clock a.m. local time, on May 1, 2007 (the “Effective Time”).

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2.2       Purchase Price. The purchase price for the Interests (the “Purchase Price”) shall be the sum of $18,500,000 (the “Base Price”), as adjusted at Closing by the amount of the Net Adjustment (hereinafter defined). The Purchase Price shall be paid by Buyer in immediately available funds at the Closing.

2.3       Net Adjustment. The Base Price will be adjusted upward or downward at Closing by the net amount of the following described items (the “Net Adjustment”): (i) downward by the sum of the adjustment amounts described in Sections 3.4 (Title Defects); (ii) upward or downward by the net adjustment amount described in Section 7.6 (Operations Subsequent to the Effective Time); (iii) downward by the sum described in Section 7.7 (Suspense Revenues); and (iv) downward by sum of the adjustment amounts described in Section 8.5 (Environmental Defects)..

2.4       Agreed Values. The Base Price has been allocated by the parties among the Interests as set out in Exhibit A. The amounts so allocated are referred to herein as the “Agreed Values” of the various items of the Interests.

ARTICLE 3

TITLE EXAMINATION; ADJUSTMENTS

3.1       Title Materials. From the date hereof to the Closing Date, Seller shall provide Buyer full opportunity to examine the books, records and files of Seller insofar as they pertain to the Interests. Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of any title information, records or other data made available to Buyer in connection with this Agreement.

3.2	Title Defects; Defensible Title.

(a)        As used herein, the term “Title Defect” shall mean any lien, claim, defect, encumbrance, security interest, burden or deficiency such that Seller does not have Defensible Title (hereinafter defined), as distinguished from technically marketable title, to any Property; provided, no Permitted Encumbrance (hereinafter defined) shall constitute a Title Defect.

(b)        As used herein, the term “Defensible Title” shall mean clear, unencumbered, uncontested, record title to a Property in Seller, such that: (i) after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and subject to the limitations, if any, described in Exhibit A, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, Seller is entitled to a share (expressed as a decimal) of all oil, gas and other minerals produced from such Property which is not less than the Net Revenue Interest set out in Exhibit A in connection with the description of such Property; (ii) Seller owns an undivided interest (expressed as a decimal) equal to the Working Interest set out in Exhibit A in connection with the description of such Property in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of

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hydrocarbons or water produced therefrom or attributable thereto; (iii) Seller is obligated for a fraction of the costs relating to the exploration, development and operation of such Property no greater than the Working Interest set out in Exhibit A in connection with the description of such Property; (iv) except as shown in Exhibit A, Seller’s interest in such Property and in the production therefrom is not subject to being reduced by virtue of reversionary interests owned by third parties; (v) except as shown in Exhibit A, Seller’s interest in such Property is not subject to any depth limitation; and (vi) Seller is in material compliance with all of the terms and conditions of all agreements, leases, permits, easements, licenses and orders relating to each Property and the personal property, fixtures and improvements thereon.

(c)        As used herein, the term “Permitted Encumbrances” means: (i) matters described without material omission in any of the Schedules attached hereto; (ii) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce Seller’s Net Revenue Interest in any of the Properties to less than that described in Exhibit A; (iii) liens for taxes, assessments, labor and materials where payment is not due; (iv) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements which are not required by the terms of this Agreement to be disclosed on any Schedule hereto, provided (A) they contain terms and conditions customary in the oil and gas industry, (B) they do not materially and adversely affect or burden the ownership of the Properties, (C) all amounts due and payable by Seller thereunder have been paid, and (D) Seller is not in default thereunder; (v) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value or materially increase the cost of operation of any of the Properties or otherwise adversely affect the operation thereof; (vi) consents to assignment required from state and federal governments, Indian tribes and similar authorities that customarily are obtained following the delivery of an assignment, but limited to such consents as relate to the Assignment provided for herein as opposed to prior assignments; (vii) conventional rights of reassignment obligating Seller to reassign or offer to reassign its interest in any Lease prior to a release or abandonment of such Lease; and (viii) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of Seller or its predecessors in title to, or the receipt of production revenues from, the Properties affected thereby.

3.3	Title Examination; Notice of Defects.

(a)        Promptly after execution of this Agreement, Buyer shall, at Buyer’s sole cost and expense, commence and pursue such examination of title to the Interests as Buyer deems necessary or proper. Buyer will conclude its title review and give notice to Seller of any asserted Title Defects affecting the Interests not later than May 10, 2007 (the “Title Notice Date”). Each such notice shall include a brief description of each Title Defect of which notice is being given, the action required to cure such Title Defect and the proposed adjustment to the Base Price by reason of the existence of such Title Defect. Buyer shall be deemed to have waived and agreed to take the Properties subject to any Title Defects existing with respect to the Interests except to the extent such Title Defects are set out in a notice given on or prior to the Title Notice Date. Notwithstanding the

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foregoing, Buyer shall not be entitled to assert Title Defects with respect to any particular Property unless the aggregate value of all Title Defects affecting such Property exceeds the lesser of (i) the Agreed Value of such Property, or (ii) $10,000.

(b)        Seller shall have a period of three (3) days after the Title Notice Date to cure all or any portion of the Title Defects described in any notice(s) of Title Defects properly given by Buyer prior to such date. All costs and expenses incurred by Seller in connection with curing Title Defects shall be borne and paid by Seller and shall not give rise to a Purchase Price adjustment under Section 7.6. In the event Seller is unable or unwilling to cure any of the asserted Title Defects prior to the expiration of cure period, the parties shall proceed in accordance with Section 3.4.

3.4	Adjustments.

(a)        If any uncured Title Defect is based on Buyer’s notice that Seller owns a Net Revenue Interest in any Property less than that shown on Exhibit A with respect to such Property, then the Agreed Value of such Property shall be reduced in the same proportion that Seller’s actual Net Revenue Interest bears to the Net Revenue Interest shown therefor on Exhibit A and the amount of such reduction shall constitute the adjustment amount with respect to such Title Defect.

(b)        If any uncured Title Defect involves a claim against or uncertainty with respect to Seller’s title to a particular Property, the parties shall attempt to negotiate a mutually acceptable reduction in the Agreed Value of the affected Property by reason of such defect. In the event the parties agree on an appropriate reduction in the Agreed Value, such amount shall constitute the amount of the adjustment with respect to such Title Defect. If the parties are unable to agree on an appropriate reduction and Buyer elects not to waive the Title Defect, then Seller shall have the option of either (i) proceeding to Closing with respect to such Property, but reducing the Base Price by the adjustment amount proposed by Buyer (not to exceed the Agreed Value of such Property), or (ii) excluding the affected Property from the Interests and reducing the Base Price by the Agreed Value thereof. After Seller has notified Buyer of Seller’s election as to (i) or (ii) above, Buyer shall have the right (if Buyer chooses to do so) of electing to proceed to Closing on the subject Property with the Adjustment proposed by Seller or to waive the Defect and proceed to Closing on such Property without an Adjustment.

(c)        Notwithstanding the provisions of subsections (a) and (b) above: (i) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Title Defects affecting any single Property unless the sum of the adjustments to the Base Price for Title Defects affecting such Property exceeds the lesser of (A) the Agreed Value of such Property, or (B) $10,000; and (ii) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Title Defects unless the sum of all Title Defect and Environmental Defect adjustments with respect to all of the Properties exceeds the sum of $50,000.

(d)        If the sum of all Title Defect and Environmental Defect adjustments to be made at Closing exceeds One Hundred Thousand and No/100 Dollars ($100,000), then either Seller or Buyer may terminate this Agreement by written notice to the other given at or prior to the Closing.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of Section 14.10 hereof, Seller represents and warrants to Buyer as of the date hereof, and by proceeding with the Closing will be deemed to represent and warrant to Buyer as of the Closing Date, as follows:

4.1       Organization; Authority to Conduct Business. Seller is a corporation duly organized, validly existing and in good standing under the laws of Texas, and is duly qualified as a foreign corporation and in good standing under the laws of each state where Properties are located. Seller has the power and authority under its corporate charter and applicable law to own and use the Properties and to transact the business in which it is engaged, and to Seller’s Knowledge holds all franchises, licenses and permits necessary and required therefor.

4.2       Agreement Authorized; Binding Effect. This Agreement has been duly authorized, executed and delivered by Seller and all requisite corporate action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the sale of the Interests, and Seller otherwise has good right and lawful authority to consummate the same. This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and all instruments required hereunder to be executed and delivered by Seller at the Closing will constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

4.3       Ownership; No Liens or Assignments. No subsidiary of Seller, and no limited liability company, limited partnership or other entity affiliated with Seller, owns or holds of record any interest in any of the Properties. Except as disclosed in Schedule 4.3 (i) the Properties are not burdened by or subject to any lien, claim or encumbrance created or arising by through or under Seller, except Permitted Encumbrances, and (ii) since April 1, 2007, Seller has not made any assignment, conveyance or encumbrance of the Properties or of any interest therein.

4.4       Brokers and Finders. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Buyer shall have any responsibility whatsoever. The parties acknowledge Buyer has been advised that Seller has entered a Commission and Exclusive Agency Agreement with Albrecht & Associates, Inc. (“Albrecht”) under which Seller is responsible for the payment of a commission to Albrecht.

4.5       Compliance With Agreements and Laws; Obligations; Limitations. To Seller’s Knowledge: (i) no material default exists under any of the terms and provisions, express or implied, of the Leases or of any material agreement, contract or commitment to which Seller is a party or to which any part of the Interests is subject, and Seller has not received any notice of any claim of such default; (ii) all wells included in the Interests have been drilled, completed and operated, and the Properties have been operated, in substantial compliance with all applicable federal, state, Indian and local laws and applicable rules and regulations of the federal, state, Indian and local regulatory

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authorities having jurisdiction thereof; (iii) all production from the Properties has been properly accounted for and paid to the persons entitled thereto in accordance with the terms of the applicable Leases (or such proceeds are being held in suspense by Seller); (iv) Seller has not received notice from the lessor under any Lease, or any representative thereof, including any attorney or governmental agency, that royalties due on production from the Properties have not been timely or properly paid; (v) there are no express obligations under any Lease or other agreement to drill additional wells or conduct other operations in order to maintain in force and effect Seller’s rights in any Property, other than customary provisions for the maintenance of commercial production for the perpetuation of leases; and (vi) except as specifically noted in Exhibit A, the Interests are not subject to any depth limitations.

4.6       Sale of Production. Seller is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Properties at any time after the Effective Time without receiving full payment therefor at the time of delivery. To Seller’s Knowledge, except for routine suspense on new wells, proceeds from the sale of oil and gas from the Properties are being received by Seller in a timely manner and are not being held in suspense for any reason. Seller has described in Schedule 4.6 and made available to Buyer for examination all agreements having a term extending beyond July 1, 2007 (other than agreements terminable upon less than sixty (60) days’ notice) pursuant to which hydrocarbons produced from the Properties are, or are committed to be, sold, transported, processed or otherwise disposed of or marketed.

4.7       Production and Ad Valorem Taxes. All amounts that are due or past due for ad valorem, property, production, severance and similar taxes based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been timely paid and all required returns and reports related thereto that are due or past due have been filed.

4.8       Material Executory Contracts Relating to the Interests. Schedule 4.8 describes all contracts and agreements that are material to the continued operation of the Properties in the same manner as operated by Seller during all relevant periods prior to the Effective Time. To Seller’s Knowledge, except for (i) those certain agreements and other commitments described in Schedule 4.8, and (ii) operating agreements, gas purchase and sale contracts and similar operating and disposition of production contracts containing terms and provisions reasonably customary in the industry, there are no contracts, agreements or other commitments affecting the Interests which: (A) prior to the Closing will require an expenditure by Seller, or after the Closing will require an expenditure by Buyer, in excess of $25,000 with respect to any one project, failing which Seller or Buyer may become liable for damages or the loss of a Property or interest therein; (B) entitle a third party to earn or purchase any of the Properties or any interest therein; or (C) after the Closing, will require payments by Buyer for leased equipment, surface use, salt water disposal or similar lease or license obligations in excess of $25,000 per year. Except for this Agreement, there are no contracts or agreements relating to the ownership or operation of the Interests pursuant to which Seller or any affiliate of Seller will continue to have rights or obligations after the Closing.

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4.9       Claims or Litigation. Except as disclosed in Schedule 4.9, there is neither any suit, action or other proceeding pending before any court or governmental agency nor, to the Knowledge of Seller, any claim, dispute, suit, action or other proceeding threatened against Seller or any of the Interests or any third party which might result in the impairment or loss of Seller’s title to any of the Interests or the value thereof, or increase the cost of ownership or operation thereof.

4.10     Equipment and Off-Lease Facilities. The Interests include and there will be conveyed to Buyer at the Closing all property, equipment, easements, rights and facilities utilized in connection with the operation of the Interests at the Effective Time, and except as disclosed in Schedule 4.10 attached hereto, there are no properties, equipment, easements, rights or facilities necessary for the continued operation of the Interests substantially in the same manner as operated by Seller during all relevant periods prior to the Effective Time which are not included in the Interests.

4.11     Operations. Except as disclosed in Schedule 4.11, no operations of the types prohibited by Section 6.2 hereof have been conducted since the Effective Time or are now being conducted.

4.12     Consummation of Transactions. To Seller’s Knowledge, the consummation of the transactions contemplated hereby will not constitute a violation or breach of, or an event of default under, any contract or agreement affecting Seller or the Interests or constitute the happening of a condition upon which any other party to such a contract may exercise any right or option which will result in any liability to Buyer or adversely affect any of the Interests.

4.13     Status of Wells. To Seller’s Knowledge, except as disclosed in Schedule 4.13, all wells included in the Interests, and all wells located on the Land and not included in the Interests but with respect to which Seller has, or after the Closing Buyer may have, any liability to plug, either (i) are producing or capable of producing hydrocarbons without the necessity of major rework or recompletion operations, (ii) are being utilized as injection, water supply or disposal wells and are properly permitted and fully equipped for such operations, or (iii) to Seller’s Knowledge, have been properly plugged and abandoned in accordance with all applicable rules and regulations of governmental authorities having jurisdiction with respect thereto. The Interests do not include any “wellbore only” or similarly limited rights. As disclosed on Schedule 4.13, the Reed Wright injection well #4 requires a workover. Buyer assumes all obligations and all costs incurred from and after the Effective Time associated with workover and repair of the well. NOTWITHSTANDING THE FOREGOING OR ANY PROVISION HEREIN TO THE CONTRARY, SELLER DISCLAIMS, AND BUYER WAIVES, ANY REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE AMOUNT OF “IN PLACE” OR RECOVERABLE HYDROCARBONS OR OIL AND GAS RESERVES (PROVED, PROBABLE OR OTHERWISE) ATTRIBUTABLE TO THE PROPERTIES OR AS TO PRICES WHICH WILL BE RECEIVED FROM ANY PRODUCTION ON THE PROPERTIES.

4.14     Imbalances; Allowables. No oil or gas production imbalances exist with respect to the Properties. No pipeline imbalances have been incurred with respect to the transportation or redelivery of gas produced from the Properties for which Buyer will have any liability or obligation in connection with or after the Closing. To Seller’s Knowledge, none of the Properties have

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produced oil or gas in excess of any allowable established by statute, rule, regulation or order of any federal or state government, governmental agency or Indian tribe.

4.15     Governmental Filings/Permits. To Seller’s Knowledge: (i) Seller has made all governmental filings and holds all governmental permits necessary for the ownership and operation of the Properties; (ii) Seller is not in violation of any governmental permit; and (iii) no event has occurred and is continuing which requires any additional filings or any modification of existing permits.

4.16.    Calls on Production. To Seller’s Knowledge, no person or entity has any call upon, option to purchase, or similar right to obtain production from the Properties at a price less than the prevailing price in the field.

4.17      Environmental Matters. To Seller’s Knowledge, except as set forth on Schedule 4.17, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of any governmental entities based on any Applicable Environmental Laws (as hereinafter defined), relating to or that require any material change in the present condition or remediation of any of the Properties, and Seller has not received from any governmental entity or any private or public person or entity any notice or claim advising Seller that it is or may be potentially responsible for damages or response costs under Applicable Environmental Laws as a result of Seller’s or its predecessors’ ownership or activities in connection with the Properties. Except as set forth on Schedule 4.17, to Seller’s Knowledge there has not occurred any event in the use and operation of the Properties, and to Seller’s Knowledge there does not exist on the Properties, any condition that constitutes a violation of Applicable Environmental Laws and that reasonably could be expected to require or result in any compliance action or any response or remediation cost in excess of $10,000. Except as described on Schedule 4.17 and heretofore made available to Buyer, there are no environmental reports, studies or audits with respect to any of the Properties owned or commissioned by, or in the possession of, Seller.

4.18     No Preferential Rights to Purchase. To Seller’s Knowledge, there are no preferential rights to purchase any of the Properties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof, and by proceeding with the Closing will be deemed to represent and warrant to Seller as of the Closing Date, as follows:

5.1       Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified as a foreign corporation and in good standing under the laws of each state where properties owned by Buyer are located, with the exception of any state where the nature of Buyer’s ownership of properties does not require qualification under the laws of such state. Buyer has the power and authority under its corporate charter and applicable law to own and use its properties and to transact the business in which it is engaged, and holds all franchises, licenses and permits necessary and required therefor.

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5.2       Agreement Authorized. This Agreement has been duly authorized, executed and delivered by Buyer and all instruments and agreements required hereunder to be extended and delivered by Buyer at the Closing will be duly authorized, executed and delivered by Buyer and all requisite corporate action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the purchase of the Interests, and Buyer has all necessary authority under its charter, bylaws and other governing documents and otherwise has good right and lawful authority to consummate the same.

5.3       Valid Agreement. This Agreement constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and all instruments required hereunder to be executed and delivered by Buyer at the Closing will constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

5.4       Brokers and Finders. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Seller shall have any responsibility whatsoever.

ARTICLE 6

COVENANTS OF SELLER PENDING CLOSING

Seller covenants and agrees with Buyer that from and after the date of this Agreement and until the Closing, Seller will conduct its business and manage the Interests subject to the following provisions and limitations:

6.1       Ordinary Course. The Properties will be maintained and operated in a good and workmanlike manner consistent with Seller’s historical practices, and Seller will timely pay or cause to be paid all costs and expenses incurred in connection therewith that are due prior to the Closing Date.

6.2       Restrictions on Operations. Subject to the provisions of Section 7.4 hereof, except with Buyer’s prior written consent no operations will be conducted for the drilling of any new well, the reworking or redrilling of any existing well or the making of any other capital expenditure on the Properties requiring an expenditure in excess of $25,000 for any single project; provided, however, that the operations described in Schedule 4.11 hereby are approved by Buyer. Insofar as any of the following described actions would affect the Interests, Seller will not waive any rights or enter into any new agreements or commitments other than in the ordinary course of business, abandon any well capable of commercial production (based upon prevailing economic conditions), release or abandon any Properties, or encumber, sell or otherwise dispose of any of the Properties other than personal property thereon which is replaced by equivalent property or consumed in the operation of such Properties in the ordinary course of business.

6.3       Maintenance of Files. Seller will exercise reasonable diligence in safeguarding and maintaining secure all files, books and records currently maintained.

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6.4       Access of Buyer. Buyer shall have access to the employees, offices, properties, records, files, geological and geophysical data, engineering reports and evaluations, books of account, and all other information of the Seller pertaining to the Interests; provided, however, that such investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Seller’s normal operations. Seller shall reasonably assist Buyer in making such investigation and shall cause the counsel, accountants, employees and other representatives of Seller to be reasonably available to Buyer for such purposes. During such investigation, Buyer, at Buyer’s sole cost and expense, shall have the right to make copies of such records, files and other materials as Buyer may deem advisable.

6.5       Consultation with Buyer. During the period from the execution of this Agreement to the Closing Date, Seller will consult with Buyer from time to time and on a reasonably timely basis upon request with respect to any operations being conducted, or proposed to be conducted, on or in connection with the Properties, and will provide Buyer with all information reasonably available with respect thereto; provided, however, Seller is not required to incur any cost or expense in relation to such consultation or supplying Buyer with any information.

6.6       Insurance and Maintenance of Property. Seller will cause the Properties to continue to be insured against all ordinary and insurable general liability risks in accordance with Seller’s past practices. Buyer hereby acknowledges that it is not Seller’s past practice, and Seller is not required hereunder, to carry any property or casualty insurance on any of the Properties.

ARTICLE 7

ADDITIONAL AGREEMENTS OF THE PARTIES

7.1       Return of Informational Material. If this Agreement is not consummated, Buyer shall return to Seller all of the items of information which Seller has delivered to Buyer hereunder, including all copies of same made by Buyer.

7.2       Compliance with Conditions. Buyer and Seller, respectively, will proceed diligently using all reasonable efforts to cause all of the conditions to the obligations of Seller and Buyer, respectively, to be timely satisfied.

7.3       Condemnation or Casualty Loss. Buyer’s obligation to close shall not be excused and the Purchase Price shall not be adjusted for any damage or casualty loss if, after the execution of this Agreement and prior to the Closing Date, any Property is damaged or destroyed by fire or other casualty, or the Property is taken or the right to operate same is impaired by a taking under the right of eminent domain; provided, however, that if prior to Closing the Interests are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as a result thereof the value of the Interests is reduced by an amount exceeding $100,000, then either Seller or Buyer may terminate this Agreement in its entirety without liability to either party.

7.4       Capital Expenditures. During the period from the execution of this Agreement to the Closing Date, Seller will consult with Buyer from time to time with respect to any operation on the Properties which reasonably is expected to require an expenditure in excess of $25,000 for any

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single project, and will provide Buyer with all information reasonably available to Seller with respect thereto. Buyer shall, within ten (10) days after receipt of Seller’s recommendation for conducting any such project, approve or disapprove such project. Buyer’s approval of any such project will not be unreasonably withheld. Failure of Buyer to respond within the time required will be deemed to constitute disapproval by Buyer of the project. In the event Buyer approves such project, Seller shall conduct such project and shall incur and pay the expenditures associated therewith that are due prior to the Closing Date and such expenses shall give rise to an adjustment under Section 7.6. Any expenditures associated therewith that are due after the Closing Date will be assumed and timely paid by Buyer. In the event Buyer disapproves or is deemed to have disapproved such project, Seller agrees not to conduct such project.

7.5       Consents. Promptly after execution hereof, Seller will proceed diligently to solicit any consents to the transfers contemplated hereby which are required to be obtained from third parties. Any item of the Interests which requires the consent of a third party for transfer where such consent cannot be obtained prior to the Closing Date (other than routine consents required in connection with federal, state and Indian leases) may, at Buyer’s option, be treated as being subject to a Title Defect for which a timely Notice of Title Defect has been given to Seller.

7.6       Adjustments for Operations Subsequent to the Effective Time. The following adjustments shall be made to the Base Price for operations conducted subsequent to the Effective Time to the extent the following described items of revenue and expense relate to the Interests:

(a)        The Base Price shall be adjusted upward by all amounts actually paid by Seller in respect of (i) actual direct operating expenses and capital expenditures (other than those prohibited by the terms hereof), and (ii) ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property, the production or removal of hydrocarbons or the receipt of proceeds therefrom; to the extent such expenditures relate to ownership or operations during the period between the Effective Time and the Closing Date. Ad valorem taxes shall be prorated on the basis of time. If the taxes cannot be determined for the current taxable year, then the amount thereof for the taxable year most recently ended shall be used in determining ad valorem taxes attributable to a particular period of time, and Buyer and Seller will adjust the prorations in cash within thirty (30) days of when the actual assessment and taxes are known if the difference between the estimated amount and the actual amount is more than $5,000.00.

(b)        Seller shall gauge all storage tanks containing production from the Interests as near as possible to the Effective Time. Prior to gauging the tanks, Seller shall notify Buyer in time for Buyer to have a representative present to observe each measurement. All merchantable oil (after allowance for basic sediment and water) so measured in the tanks above the pipeline connection shall be conclusively deemed to be production prior to the Effective Time. To the extent such production is not sold prior to the Closing Date, the Base Price shall be adjusted upward at Closing by the value of Seller’s net interest in such production, based on the price in effect as of the Effective Time.

(c)        The Base Price shall be adjusted downward by the amount of all proceeds actually received by Seller (including proceeds from sale or salvage of any personal property

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forming a part of the Interests as well as the hydrocarbons produced therefrom and attributable thereto) to the extent such proceeds relate to operations during the period from the Effective Time to the Closing Date. Proceeds received by Seller after the Effective Time for the sale of production in storage at the Effective Time shall remain the property of Seller and shall not give rise to an adjustment.

7.7       Revenues in Suspense. Promptly after the execution of this Agreement, Seller shall furnish Buyer a schedule listing all revenues held in suspense by Seller relating to the Interests, including the Property to which such revenues relate, the owners of the suspensed revenues (to the extent known to Seller), the reasons such revenues are being in suspense and the date such revenues were received by Seller. Such schedule shall include interest accrued on the suspensed revenues to the extent required by applicable law. The Base Price shall be adjusted downward at the Closing by the amount of the suspensed revenues and accrued interest described in such schedule, as updated to the Closing Date. Buyer agrees to pay when due to the owners thereof, or otherwise in accordance with applicable law, all suspense revenues and accrued interest listed on the schedule furnished by Seller, as updated to the Closing Date, and to indemnify and hold harmless Seller with respect to the payment thereof up to but not exceeding the amounts reflected in such schedule and for which an adjustment is made at Closing. Any suspense obligations not listed on the above described schedule, including interest not listed, shall remain the obligations of Seller and shall not be assumed by Buyer.

7.8	Confidentiality of Information.

(a)        For a period of one (1) year from and after the Closing, Seller shall (i) keep all information concerning the Properties strictly confidential, except to the extent such information becomes public (other than as a result of dissemination by Seller), and (ii) not use any of such information to such Seller’s financial advantage or in competition with Buyer.

(b)        If the Closing does not occur and this Agreement is terminated for any reason, then for a period of one (1) year from and after the Closing, Buyer shall (i) keep the information furnished to Buyer hereunder or in contemplation hereof strictly confidential, except to the extent such information (A) becomes public other than as a result of dissemination by Buyer, (B) was already known to Buyer other than as a result of a breach of a confidentiality restriction, or (C) is furnished to Buyer by a third party independent of Buyer’s investigation pursuant to this Agreement, and (ii) will not use any of such information to Buyer’s financial advantage or in competition with Seller. Notwithstanding the provisions of Section 14.6 hereof, this provision shall not be construed as superseding or limiting the provisions of any confidentiality agreement heretofore executed by and between Buyer and Seller.

7.9       Expenditures After the Effective Time. Buyer agrees to pay when due, all direct operating expenses and capital expenditures (other than those prohibited by the terms hereof) that are incurred by Seller in relation to operations of the Properties from the Effective Time through the Closing Date that are not actually paid by Seller prior to Closing, and indemnify and hold harmless Seller with respect to the payment thereof.

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7.10     Remediation of Pit on Reed Wright Lease. As noted on Schedule 4.17, as of the date of this Agreement there exists on the Reed Wright Lease a pit that requires closure. Seller agrees, either before or promptly after the Closing, at Seller’s sole cost and expense, to close the subject pit and take such restorative and remedial action in connection therewith as may be required by the applicable rules and regulations of the Texas Railroad Commission, as determined in the reasonable judgment of Highlander Environmental Corporation (“Highlander”), or if Seller disagrees with the determination of Highlander, as approved in writing by an appropriate representative of the Texas Railroad Commission.

ARTICLE 8

ENVIRONMENTAL MATTERS

8.1       Physical Condition of the Properties. The Properties have been used for oil and gas drilling, production, gathering and processing operations, related oil field operations and possibly for other operations, whether of a similar or dissimilar nature. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not be known to Seller or be readily apparent by a physical inspection of the Properties. Third parties may have used the Properties or the surface rights thereon for other purposes as well. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Properties nor the effect any such use has had on the physical condition of the Properties. Adverse physical conditions, including the presence of such chemicals and other substances, may not be revealed by Buyer’s investigation. In addition, Buyer acknowledges that some oil field production equipment may contain various contaminants or hazardous substances, including without limitation, asbestos and/or naturally-occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials, pipes and equipment as scale or in other forms, and that wells, materials, pipes and equipment located on the Properties may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the removal and disposal of various contaminants or hazardous substances, including without limitation asbestos and NORM, from the Properties where it may be found. The statements in this Section 8.1 and matters disclosed on Schedule 4.17 are intended as disclosures and acknowledgments of possible conditions that may exist on the Properties, if any.

8.2       Environmental Assessment.  Buyer shall have the right, at Buyer’s sole cost, risk, and expense, to undertake an environmental assessment of the Properties during the period prior to the Closing. Buyer and its agents shall have the same right as Seller to enter upon the Properties, inspect the same, conduct soil and water sampling, analysis and monitoring, including soil borings (and, after notice and consultation with Seller, drilling groundwater monitoring wells), and generally conduct such tests, examinations, investigations and studies as Buyer deems necessary or appropriate for preparing appropriate engineering and other reports and making judgments relating to the Properties, their condition, and the presence of chemicals and other substances. Seller shall cooperate with any efforts of Buyer and its agents to obtain, at no cost or expense to Seller, third party consents for access to those parcels of land within the Properties to which Seller may not presently have access. Buyer and its agents shall have reasonable access to Seller’s agents and

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employees in the course of conducting Buyer’s environmental assessment. Buyer shall keep any data or information acquired in the course of such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Seller, except that Buyer may disclose to authorities having jurisdiction such information as is required by law or by court order at the same time that Buyer provides such information to Seller. If Buyer determines that conditions on a Property do not satisfy the environmental standards set forth in Section 8.4 below in a material respect, then Buyer may notify Seller of such condition by providing Seller, on or prior to the Title Notice Date, a written “Notice of Environmental Defect” setting forth in detail the facts giving rise to the claimed defect, the environmental standard which Buyer claims is not satisfied, any Applicable Environmental Law (hereinafter defined) which Buyer contends has been breached or violated, and a written estimate of the proposed remediation cost of such defect prepared by an independent environmental consulting firm. In consideration of Seller’s agreement as set forth in Section 7.10, Buyer agrees to accept without objection the environmental conditions described in Schedule 4.17.

8.3       Access; Indemnification.  Access to the Properties to conduct Buyer’s environmental assessment shall be subject to the following conditions: Buyer waives and releases all claims against Seller and its stockholders, directors, officers, employees, contractors and agents, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Properties, provided that Buyer does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of Seller, its stockholders, directors, officers, employees, contractors or agents. Buyer shall indemnify Seller, its stockholders, directors, officers, employees, contractors and agents, and shall hold each and all of said indemnities harmless from and against any and all loss whatsoever arising out of (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Properties, and (ii) any injury to or death of persons or damage to property occurring in, on or about the Properties as a result of such exercise or activities (except for any such injuries or damages caused by the gross negligence or willful misconduct of any said indemnities). Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

8.4.      Environmental Standards.  This section sets out the environmental standards applicable to the Properties for purposes of this Agreement; provided, however, this section shall not be deemed to be a representation, warranty or covenant made by Seller in relation to the environmental condition of the Properties nor shall this section impose any duty, obligation or liability upon Seller in the event one or more of such environmental standards are not satisfied. Buyer hereby acknowledges that it has undertaken, or will undertake prior to Closing, an environmental assessment of the Properties, and except with respect to the representations and warranties made by Seller in Section 4.17 hereof, Buyer is relying solely on Buyer’s own investigation and knowledge of the environmental condition of the Properties and not on information provided or to be provided by or on behalf of Seller.

(a)        The Properties shall not have been used for the generation, treatment, storage or disposal of a Hazardous Substance (as defined below) in a manner or to an extent that would

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subject Seller to a material liability for violation of any Applicable Environmental Laws (as defined below). Except as disclosed in Schedule 4.17, there shall not have been any release or discharge of a Hazardous Substance from the Properties in a manner or to an extent that would subject Seller to a material liability for violation of any Applicable Environmental Laws. “Hazardous Substance” shall mean any hazardous substance, pollutant, contaminant, solid or hazardous waste, hazardous waste constituents, hazardous material or toxic substance subject to regulation or liability under Applicable Environmental Laws in force as of the date hereof, including asbestos, radioactive substances, and any other substance or material that would constitute or cause a health, safety or environmental hazard on or at the Properties under Applicable Environmental Laws. “Applicable Environmental Laws” shall mean (i) all federal statutes regulating or prescribing restrictions regarding the use of the Properties or other activities affecting the environment (air, water, land, animal and plant life), including but not limited to the following: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act, (ii) any regulations promulgated under such federal statutes, (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder, (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment, and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

(b)        Except as disclosed in Schedule 4.17, there are no agreements, consent or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of governmental authorities based on any Applicable Environmental Laws that require any material change in the present condition of the Properties, and Seller has not received any notice from any governmental authority or private or public entity advising Seller that it is or is potentially responsible for response costs under an Applicable Environmental Law as a result of Seller’s ownership or activities in connection with the Properties.

(c)        Except as disclosed in Schedule 4.17, no conditions or circumstances exist on the Properties that would subject Seller to any material damages, penalties, injunctive relief or cleanup or closure costs under any Applicable Environmental Laws or that would require cleanup, removal, remedial or corrective action or other response involving a material expenditure by Seller pursuant to Applicable Environmental Laws.

8.5       Properties Subject to Environmental Defect. Seller shall have a period of three (3) days after the Title Notice Date to cure or remediate the environmental defect(s) set out in any Notice of Environmental Defect timely and properly given by Buyer. All costs and expenses incurred by Seller shall be borne and paid by Seller and shall not give rise to a Purchase Price adjustment under Section 7.6. In the event Seller is unable or unwilling to cure or remediate any such defect prior to Closing, one of the following shall occur:

(a)        The parties shall agree upon an adjustment to the Purchase Price to compensate Buyer (i) for the defect and all future liability associated therewith or resulting

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therefrom, and (ii) for agreeing to indemnify, defend and hold harmless Seller from and against any and all loss, cost, liability or expense associated therewith or resulting therefrom.

(b)        If the parties are unable to reach agreement pursuant to (a) above, then the affected Property shall be excluded from the Interests and the Base Price reduced by the Agreed Value thereof; provided, however, that Buyer shall have the right at any time prior to Closing to proceed to Closing on the subject Property with the adjustment proposed by Seller (if any) or to waive and assume responsibility for the Defect and proceed to Closing on such Property without an adjustment.

(c)        Notwithstanding the provisions of subsections (a) and (b) above: (i) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Environmental Defects affecting any single Property unless the sum of the adjustments to the Base Price for Environmental Defects affecting such Property exceeds the lesser of (A) the Agreed Value of such Property, or (B) $10,000; and (ii) Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Environmental Defects unless the sum of all Environmental Defect and Title Defect adjustments with respect to all of the Properties exceeds the sum of $50,000. The aggregate limitation at (ii) above shall not be construed to prohibit the exclusion under subsection (b) above of one or more Properties in the event the parties cannot reach agreement on the amount of the adjustment with respect to any such Property or Properties, even if the sum of the Agreed Values of all such Properties is less than $50,000. Notwithstanding any provision herein to the contrary, failure to have containment berms around any tank batteries on any of the Properties shall not be deemed to be an Environmental Defect and no adjustments to the Purchase Price will be allowed for the lack of any such containment berms.

(d)        If the sum of the Environmental Defect and Title Defect adjustments to be made at Closing exceeds One Hundred Thousand and No/100 Dollars ($100,000), then either Seller or Buyer may terminate this Agreement by written notice to the other given at or prior to the Closing.

(e)        From and after the Closing Buyer shall be solely responsible for and shall indemnify, defend and hold harmless Seller from and against any and all loss, cost, liability or expense associated with or resulting from the environmental condition of the Interests at and as of the Closing, regardless of when the claim or condition giving rise to such claim arose; provided, however, that the foregoing shall not be deemed to abrogate, limit or otherwise affect Buyer’s right to proceed against Seller for inaccuracy or breach of the representations and warranties made by Seller in Section 4.17 hereof, subject to the limitations set out in Sections 14.10 and 14.11.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

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9.1       Representations and Warranties of Seller. At and as of the Closing Date, the representations and warranties of Seller contained in Article 4 hereof shall be true and correct in all material respects as though made on such date without qualification as to Seller’s Knowledge; provided, however, this shall not be deemed to alter any of Seller’s representations or warranties or any qualifications thereto as stated in this Agreement.

9.2       Performance of This Agreement. Seller shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Seller under the terms of this Agreement on or prior to the Closing Date.

9.3       Compliance Certificate. The president and chief executive officer of Seller shall have executed and delivered to Buyer a Compliance Certificate, dated as of the Closing Date, substantially in the form of Exhibit B.

9.4	This Section is intentionally left blank.

9.5       Transfer of Operations. All necessary consents and approvals shall have been obtained to ensure that from and after the Closing, Buyer will be entitled to become the operator of all of the Properties currently operated by Seller.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

10.1     Representations and Warranties of Buyer. The representations and warranties of Buyer contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date.

10.2     Performance of This Agreement. Buyer shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Buyer under the terms of this Agreement on or prior to the Closing Date.

ARTICLE 11

TERMINATION

11.1.    Noncompliance by Seller.  Buyer may terminate this Agreement by written notice to Seller if the conditions to Buyer’s obligations under this Agreement, as set forth in Article 9 hereof, shall not have been complied with or performed in all material respects (and Seller shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Buyer. In the event such termination is a result of Seller’s failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Seller’s obligations as set forth in Article 10 have been performed or satisfied in all material respects, in

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which event Buyer shall be entitled to pursue any remedies existing at law or in equity; provided, however, Buyer’s sole remedy in the event Seller is unwilling or unable to cure any Title Defect or Environmental Defect is to terminate this Agreement thereby releasing Seller from all duties and obligations hereunder.

11.2.    Noncompliance by Buyer.  Seller may terminate this Agreement by written notice to Buyer if the conditions to Seller’s obligations under this Agreement, as set forth in Article 10 hereof, shall not have been complied with or performed in all material respects (and Buyer shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Seller. In the event such termination is a result of Buyer’s failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Buyer’s obligations as set forth in Article 9 have been performed or satisfied in all material respects, in which event Seller shall be entitled to pursue any remedies existing at law or in equity.

11.3     Automatic Termination of Agreement. This Agreement shall terminate automatically without further notice to either party on May 15, 2007, at 11:59 p.m., local time, if Closing fails to occur prior to such time as a result of Buyer’s failure to consummate the transaction. Such automatic termination shall not occur if Buyer is ready, willing and able to close and Seller wrongfully refuses to close.

11.4     Cooperation by Buyer.  In the event of termination of this Agreement, Seller shall be free to sell the Interests to any third party without any limitation under or by reason of this Agreement. Buyer shall cooperate with Seller in effectuating any such sale by promptly executing any instrument reasonably requested by Seller evidencing the termination of this Agreement or Buyer’s right to acquire the Interests.

ARTICLE 12

CLOSING

12.1     Date and Place. Unless this Agreement is sooner terminated as provided herein, the consummation of the transaction contemplated hereunder (the “Closing”) shall be held at 10:30 o’clock a.m. on May 15, 2007 (the date on which the Closing actually occurs is referred to herein as the “Closing Date”). The Closing shall take place in the offices of Clifford, Krier, Wilkerson & Wright, P.C., Seller’s counsel, at 2124 Broadway, Lubbock, Texas, or another place as mutually agreed to by the parties.

12.2     Satisfaction of Conditions. Not later than two (2) business days prior to the Closing Date, each party shall provide the other party such evidence of satisfaction of conditions under Articles 9 and 10 hereof as the other party shall have reasonably and timely requested.

12.3     Assignment; Mineral Deed. At the Closing, Seller shall deliver to Buyer the following instruments conveying the Interests to Buyer: (i) a fully executed and acknowledged Assignment, Conveyance and Bill of Sale, in the form attached hereto as Exhibit C (the “Assignment”), and (ii) a fully executed and acknowledged Mineral Deed covering Seller’s mineral interest

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in and under the E/2 of Labor 5, League 84, Shackelford County School Land, Hockley County, Texas.

12.4     Determination and Payment of Purchase Price. On the day that is two (2) business days prior to the date scheduled for the Closing, Seller shall furnish to Buyer (i) a summary of the Base Price adjustments to be effected at the Closing pursuant to Sections 7.6 and 7.7 hereof, and (ii) based upon the information at (i), a calculation of the Purchase Price. Buyer and Seller shall work together diligently and in good faith prior to the Closing in an effort to agree upon the amount of the adjustments necessary to determine the Purchase Price, and if they do so agree, the agreed amount thereof shall be paid by Buyer to Seller by wire transfer of immediately available funds at the Closing. Subject to each party’s right as provided in Sections 3.4(d) and 8.5(d) in this Agreement to terminate this Agreement if the adjustment to the Purchase Price as a result of the sum of Title Defect and Environmental Defect adjustments being more than One Hundred Thousand and No/100 Dollars ($100,000.00), if the parties cannot agree on the adjustment amounts necessary to determine the Purchase Price and if neither party terminates the Agreement in accordance with Sections 3.4(d) or 8.5(d), the Closing shall occur as scheduled based on Seller’s reasonable, good faith estimate of the Purchase Price (“Seller’s Estimate”) and the difference between Seller’s Estimate and Buyer’s calculation of the Purchase Price shall be deposited in escrow with a mutually agreeable escrow agent pending a determination of the final Purchase Price. In such event the final Purchase Price shall be determined either (i) by subsequent agreement of the parties, or (ii) by binding arbitration pursuant to an arbitration proceeding initiated and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration proceedings shall be conducted in Midland, Texas, by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA. The arbitrator shall be a businessman or attorney experienced in transactions involving the sale and purchase of oil and gas properties. The decision of the arbitrator shall be conclusive and binding on the parties. In the event arbitration is necessary to determine the Purchase Price, prior to initiating the arbitration, each party shall furnish to the other a statement of such party’s calculation of the Purchase Price. All fees and expenses of the arbitration, including attorneys’ fees, expert witness fees and all other out-of-pocket expenses of both parties, shall be paid by the party whose calculation of the Purchase Price bears the greatest difference from the Purchase Price determined by the arbitrator. The award of the arbitrator shall not be subject to appeal or judicial review of any nature and shall be promptly furnished to the escrow agent who shall make distribution of the escrowed funds in a manner consistent with such award.

12.5     Letters in Lieu. Seller shall execute and deliver to Buyer at the Closing, on forms prepared by Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests.

12.6     Change of Operator Forms. At the Closing, Seller will execute and deliver to Buyer all forms required by state or federal law or regulations to reflect the resignation of Seller and the appointment of Buyer (or its designated affiliate) as operator of the Properties, and Seller will use its reasonable best efforts to assist Buyer in being designated or elected operator of such Properties under applicable operating and similar agreements; provided, however, all costs, expenses, transfer fees, and filing fees shall be Buyer’s sole cost and expense.

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ARTICLE 13

POST-CLOSING MATTERS

13.1     Sales Taxes. It is understood that the Purchase Price does not include sales taxes, if any, that may be imposed on account of the transactions contemplated hereby. Buyer will be responsible for all such taxes, will remit same to the proper governmental authorities within the time allowed by law for payment thereof and will hold Seller harmless with respect thereto, including any penalties or interest assessed for late payment.

13.2     Receipts and Disbursements. If, after the Closing, Buyer receives any funds relating to operations on or production from the Interests prior to the Effective Time, or Seller receives any funds relating to operations on or production from the Interests after the Effective Time, then the party receiving such funds shall account therefor and pay the same to the other party promptly after receipt thereof. Likewise, if Buyer shall be required to pay any amount relating to items of the Interests which accrued to the owner of the Interests before the Effective Time, or if Seller shall be required to pay any amount (not otherwise prohibited by the terms of this Agreement) relating to items of the Interests which accrued to the owner of the Interests after the Effective Time, then the party making such payment shall invoice the other party for the amount of such payment and the party receiving such invoice promptly shall pay the same. Notwithstanding the foregoing, there shall be no accounting for amounts received or paid which have already been taken into account in calculating the Purchase Price. In determining the amount paid by a party accruing during a period of time in respect of ad valorem taxes, the taxes shall be prorated as provided in Section 7.6(a).

13.3     Allocation of Liability.  Except as otherwise provided herein (i) Seller shall remain liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests prior to the Effective Time, and (ii) Buyer shall be liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests after the Effective Time.

13.4     Books and Records. Seller shall deliver to Buyer, as soon as practicable after the Closing Date (but in no event more than five (5) days after the Closing Date), all books, files, records and other information (including tapes, disks and other media for storing information) of Seller, including, without limitation, land, geological, geophysical (raw and interpretive data), engineering and accounting files, records and other material, relating to the Interests. For a period of five (5) years after the Closing Date, Buyer shall permit Seller reasonable access to such files and records solely for tax and accounting purposes, but such right of access shall not constitute an obligation of Buyer to maintain such files in the same form as maintained by Seller prior to the Closing Date.

ARTICLE 14

MISCELLANEOUS

14.1     Notices. All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below. Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or

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certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

(a)	Notices to Seller:

LAYTON ENTERPRISES, INC.
3103 79th Street
Lubbock, Texas 79423
Attn: Mr. Donald R. Layton, President
Fax No. (806) 745-4638

With copy to:

Terry P. Wright
CLIFFORD, KRIER, WILKERSON & WRIGHT, P.C.
2124 Broadway
Lubbock, Texas 79401
Fax No. (806) 687-6783

(b)	Notices to Buyer:

RAM Energy, Inc.
Meridian Tower, Suite 650
5100 E. Skelly Drive
Tulsa, OK 74135
Attn: Mr. Drake N. Smiley, Senior Vice President
Fax No. (918) 663-9549

With copy to:

C. David Stinson, Esq.
McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City, OK 73102
Fax No. (405) 235-0439

14.2     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

14.3     Counterparts. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

14.4     Expenses. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

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14.5     Section Headings. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

14.6     Superseding Effect. This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.

14.7     Governing Law; Enforcement. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely therein. The prevailing party in any litigation initiated to enforce rights under or collect damages for breach of this Agreement shall be entitled to reimbursement from the non-prevailing party of all costs and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such litigation.

14.8     Exhibits and Schedules. The Exhibits and Schedules referred to herein are attached hereto and by this reference made a part hereof.

14.9     Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued by either party concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party.

14.10	Effect of Representations and Warranties; Survival.

(a)        The parties acknowledge that with respect to the period prior to the Closing, the purpose of the representations and warranties made by Seller in Article 4 is to state the assumed facts upon which Buyer’s purchase of the Interests is based and if determined by Buyer to be not true in any material respect disregarding any qualifications as to Seller’s Knowledge, to permit Buyer to refuse to close for failure of condition as provided in Section 9.1. Seller is not expected to have made, and Buyer hereby acknowledges that Seller has not made, inquiry prior to the execution of this Agreement to determine whether or not the representations and warranties set out in Article 4 are true. It is acknowledged by Buyer that Seller may not have sufficient Knowledge of certain of the facts set out in Article 4 to make unqualified representations and warranties in the nature of promises or covenants with respect to such facts, in which event such representations and warranties shall be treated as conditions. Accordingly, in the event it is determined by Buyer prior to the Closing that any of the representations and warranties made by Seller in Article 4 hereof disregarding any qualifications as to Seller’s Knowledge are inaccurate or untrue in any material respect, termination of this Agreement shall be Buyer’s sole and only recourse with respect thereto; provided, however, that in the event Seller had Knowledge prior to the Closing Date that the relevant facts were misrepresented or not as warranted in Section 4, then Buyer may, in addition to terminating this Agreement, pursue any available remedies at law or in equity against Seller.

(b)        The representations and warranties of Seller set out in Article 4 hereof shall survive the Closing; however, from and after the Closing, all of such representations and warranties

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shall be deemed to have been made as qualified by the phrase, “to Seller’s Knowledge.” Accordingly, Buyer shall have no claim against Seller for breach of warranty or inaccuracy of representation made by Seller in said Article 4 unless (i) Seller had Knowledge prior to the Closing Date that the facts which are the subject of Buyer’s claim were misrepresented or not as warranted in Section 4, and (ii) Buyer gives Seller written notice of such claim, with such specificity as may be reasonable under the circumstances (including, without limitation, an estimate of the amount thereof), within the period ending one (1) year from the Closing Date. The representations and warranties of Buyer as set out in Article 5 hereof shall survive the Closing indefinitely. The covenants of the parties under this Agreement shall survive the Closing indefinitely (for this purpose, nothing contained in Article 4 hereof shall be deemed to be a covenant).

(c)       For purposes of this Agreement, the term “Knowledge” when used with respect to Seller shall mean any of the following named individuals being currently (at the time a representation or warranty is made) and actually aware of a particular fact or other matter with no duty or obligation to investigate or inquire into the specific fact or matter: (i) Donald R, Layton; (ii) Mary L. Layton; (iii) Bradley W. Layton; (iv) Kirk S. Layton; and (v) Darin R. Layton.

14.11	Indemnity.

(a)        Subject to the limitations under Section 14.10 hereof, Seller agrees to indemnify, defend and hold Buyer harmless against any damage, deficiency, loss, cost, liability and expense, including court costs and attorneys’ fees (hereinafter referred to as “Damages”) actually incurred by Buyer and resulting from: (i) any inaccuracy of representation or breach of warranty made by Seller under this Agreement, and (ii) any breach of covenant on the part of Seller hereunder. Buyer agrees to indemnify, defend and hold Seller harmless against any Damages resulting from any inaccuracy of representation or breach of warranty or covenant on the part of Buyer hereunder. Notwithstanding anything to the contrary contained herein, in no event shall either party have any liability for Damages under this Section 14.11 for inaccuracy of representation or breach of warranty (i) in excess of a cumulative amount equal to ten percent (10%) of the Purchase Price as adjusted herein, or (ii) until the total of all Damages for which such party otherwise would be liable exceeds the sum of $100,000.00. Additionally, notwithstanding any provision herein to the contrary, neither party will have any liability for Damages under this Section 14.11 for inaccuracy of representation or breach of warranty unless: (i) such party receives written notice from the indemnified party of the claim for indemnification within one (1) year of the Closing Date; and (ii) if the claim involves a claim by a third party, such indemnifying party receives from the indemnified party written notice of the assertion of any claim or demand or the institution of any action, suit or proceeding which could give rise to a claim for indemnification, and the indemnifying party has the opportunity participate in the defense or settlement thereof at the indemnifying party’s sole cost and expense.

(b)        Any claim for indemnification shall be adjusted to take into account the receipt of any insurance proceeds by the indemnified party incident to the matter giving rise to such claim. Buyer agrees that it will make (or cause to be made) a claim against any applicable insurance policy available to it with respect to such matter, and in such event Buyer may provide notice of such claim to the indemnifying party but shall not proceed further against the indemnifying party for

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indemnification hereunder (except for the filing of an action if necessary to avoid the running of any applicable statute of limitations) until any related insurance claim has been paid, denied or settled. Buyer will not be required to pursue any other remedies against any insurance policy or carrier if a claim is denied. To the extent Buyer elects not to further pursue any claim, the indemnifying party shall be entitled to pursue such claim at its sole cost and expense. Any such action by the indemnifying party shall not affect or delay the rights of Buyer to proceed against the indemnifying party for indemnification hereunder.

(c)        As a material inducement to Buyer entering into this Agreement on the terms set out herein, for a period beginning on the Closing Date and expiring on the first anniversary of the Closing Date, and continuing thereafter until any claim for indemnification timely asserted by Buyer is finally resolved, Seller agrees to retain and not distribute to its stockholders sufficient funds to satisfy Seller’s indemnification obligations under this Agreement, or alternatively to obtain from each stockholder to whom funds are distributed a written agreement, for the express benefit of Buyer, that such stockholder will reimburse Seller for such stockholder’s proportionate amount of any eventual indemnification obligation of Seller to Buyer hereunder but not exceeding the amount such stockholder received as a distribution from Seller.

(d)        Each party shall take all reasonable steps and use all commercially reasonable efforts to mitigate any and all Damages incurred by such party. Each party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.

(e)        As a material inducement to Seller entering into this Agreement, the parties agree that all actions or proceedings arising in connection with this Agreement shall be litigated and tried only in the District Court of Lubbock County, Texas, or in the United States District Court for the Northern District of Texas (the “Designated Courts”). Each of Seller and Buyer waives, to the extent permitted under applicable law: (i) any right to assert the doctrine of forum non conveniens or to object to the venue of the Designated Courts; (ii) any right to a jury trial of any claim or cause of action arising out of this Agreement; and (iii) any right to assert, claim or recover in any action or proceeding arising in connection with this Agreement any consequential, exemplary or punitive damages. Each of Seller and Buyer acknowledges that such party has reviewed the foregoing waivers and knowingly and voluntarily consents to same after consultation with counsel.

14.12   Further Assurances. After the Closing the parties shall, at the sole cost and expense of the requesting party if more than an immaterial expense is involved, (i) furnish such additional information, (ii) execute and deliver such additional documents, and (iii) perform such additional acts, as may be necessary and reasonably requested by the other party or parties to effect the transaction contemplated by this Agreement.

14.13   Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to herein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other

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right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver of any claim or right under this Agreement will be valid unless evidenced by a writing signed by the waiving party, (ii) no waiver given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

Executed as of the date first above written.

SELLER:

LAYTON ENTERPRISES, INC., a Texas corporation

By  /s/Donald R. Layton

Donald R. Layton, President

BUYER:

RAM ENERGY, INC. a Delaware corporation

By  /s/Drake N. Smiley

Drake N. Smiley, Senior Vice President

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LIST OF EXHIBITS AND SCHEDULES

Exhibit

A	Properties; WI and NRI; Agreed Values (with Schedule A-1 - Depth Limitations)

A-2	Allison-El Zorro Yard Inventory

B	Seller’s Compliance Certificate

C	Form of Assignment, Conveyance and Bill of Sale

Schedules

4.3	Liens; Recent Assignments

4.6	Long Term Production Sale Contracts

4.8	Material Executory Contracts; Contracts with Affiliates

4.9	Pending and Threatened Litigation/Claims

4.10	Equipment and Off-Lease Facilities

4.11	Operations Since the Effective Time

4.13	Inactive/Abandoned Wells Not Plugged

4.17	Physical Condition of Properties/Environmental Matters

[EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED]

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